EXHIBIT 10.2

SEPARATION AND RELEASE AGREEMENT

THIS SEPARATION AND RELEASE AGREEMENT (the “Agreement”) is entered into as of the 5th day of February 2020, by and between Douglas McKinnon (the “Employee”) and Appyea Inc., a South Dakota corporation and any parents, subsidiaries, or affiliates of the Company (collectively referred to herein as the “Company”) and shall be effective upon the Board of Directors’ approval of the terms and conditions of his replacement (the “Effective Date”).

WHEREAS, Employee is currently the Chief Employee Officer of the Company; and

WHEREAS, the Company currently owes the Employees unpaid wages, allowances and out of pocket expenses, and

WHEREAS, this Agreement governs the terms of Employee’s separation from the Company and the settlement of any payments that may be due under the Employment Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:

1. Termination Date. The Employee’s Termination Date is the date when the Employee is in full receipt of the consideration defined in this Section (i) and the Companies continued compliance with this Section (ii);

(i) Consideration is as follows: payment of One Thousand Dollars ($1,000.00) and the retention of all securities (Debt and Equity) currently held by the Employee without any challenge to the validity of the ownership.

(ii) Indemnification. The Company shall indemnify the Employee, to the maximum extent permitted by applicable law and by its certificate of incorporation, against all costs, charges and expenses incurred or sustained by the Employee in connection with any action, suit or proceeding to which he may be made a party by reason of being an officer, director or employee of the Company or of any subsidiary or affiliate of the Company or any other corporation for which the Employee serves [in good faith] as an officer, director, or employee at the Company's request.

2. Holdings of the Company’s Securities and Debt. The Employee currently owns 6,416,667 shares of preferred stock of the Company and has $26,750 in accrued salary owed to the Employee by the Company. Employee shall be entitled to retain ownership of all preferred stock of the Company and debt currently held by the Employee.

3. Employee Release. Ninety One (91) Days after the Employee is in receipt of the full consideration defined in Section (i) and for seven (7) years the Company has maintained its contractual committed defined in Section 1.(ii) of this Agreement, except for items included in Section 2. above, Employee irrevocably and unconditionally releases the Company, its predecessors, parents, subsidiaries, affiliates, and past and present officers, directors, agents, consultants, employees, representatives, legal advisors and insurers, as applicable, together with all successors and assigns of any of the foregoing (collectively, the “Releasees”), of and from all claims, demands, actions, causes of action, rights of action, contracts, controversies, covenants, obligations, agreements, damages, penalties, interest, fees, expenses, costs, remedies, reckonings, extents, responsibilities, liabilities, suits, and proceedings of whatsoever kind, nature, or description, direct or indirect, vested or contingent, known or unknown, suspected or unsuspected, in contract, tort, law, equity, or otherwise, under the laws of any jurisdiction, that the Employee or his predecessors, legal representatives, successors or assigns, may have, against the Releasees, as set forth above, jointly or severally, for, upon, or by reason of any matter, cause, or thing whatsoever from the beginning of the world through, and including, the date of this Agreement (“Claims”).

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4. Company Release. In exchange for the consideration provided for in this Agreement, the Company irrevocably and unconditionally release the Employee of and from all claims, demands, causes of actions, fees and liabilities of any kind whatsoever, which it had, now has or may have against the Employee, as of the date of this Agreement, by reason of any actual or alleged act, omission, transaction, practice, conduct, statement, occurrence, or any other matter, within the reasonable scope of the Employee’s employment that is known to the Company. The Company represents that, as of the date of this Agreement, there are no known claims relating to the Employee. Notwithstanding the foregoing, this release does not include Company’s right to enforce the terms of this Agreement.

5. Company Information and Property. Employee agrees to immediately return to the Company all Company property and information in his possession including, but not limited to, Company reports, customer lists, supplier lists, consultant lists, formulas, files, manuals, memoranda, computer equipment, access codes, discs, software, and any other Company business information or records, in any form in which they are maintained, including records or information regarding Company customers, suppliers and vendors, and Company products and product development, and agrees that he will not retain any copies, duplicates, reproductions, or excerpts thereof in any form. Employee further agrees that he will not, in any manner, make use of any Company property and information in any future dealings, business or otherwise, and acknowledges that any use of Company property and information in any future dealings, business or otherwise, would constitute a breach of this Agreement. Employee acknowledges that any breach of this section would cause irreparable injury to the Company for which there is no adequate remedy at law and in addition to any remedies that may be available to the Company in the event of a breach or threatened breach of this section by Employee, including monetary damages, the Company shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction which would prevent Employee from violating or attempting to violate the provisions of this section of the Agreement. In seeking such an order, any requirement to post a bond or other undertaking shall be waived. In any such action, the Company shall be entitled to an award of all reasonable costs and fees incurred in bringing such an action, including reasonable attorney’s fees.

6. Confidentiality. Employee agrees that he will not disclose, directly or indirectly, the underlying facts that led up to this Agreement or the terms or existence of this Agreement. Employee represents that he has not and will not, in any way, publicize the terms of this Agreement and agrees that its terms are confidential and will not be disclosed by him except that he may discuss the terms of this Agreement with his attorneys, financial advisors, accountants, and members of his immediate family, or as required by law. Employee understands and agrees that should he violate this provision of the Agreement, he will be responsible to the Company for liquidated damages in the amount of any and all funds or securities payable or issuable pursuant to this Agreement and understands that such relief shall not be a bar to the Company’s pursuit of injunctive relief.

7. Future Cooperation. Employee agrees to reasonably cooperate with the Company, its financial and legal advisors, in connection with any business matters for which the Employee’s assistance may be required and in any claims, investigations, administrative proceedings or lawsuits which relate to the Company and for which Employee may possess relevant knowledge or information. Any travel and accommodation expenses incurred by the Employee as a result of such cooperation will be reimbursed in accordance with the Company’s standard policies. Employee further agrees to reasonably cooperate with the Company, its financial and legal advisors, in connection with disseminating a press release or filing disclosures statements related to the Employee’s separation from the Company. Employee agrees to assist in preparation of any future reporting or SEC/OTC filings as a consultant under separate agreement.

8. Applicable Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without regard to its conflicts of law principles. Any dispute regarding this Agreement or related to the Employee’s employment with the Company shall be resolved in the Courts located in the Ft. Worth, Texas, without a jury (which is hereby expressly waived).

9. Entire Agreement. This Agreement may not be changed or altered, except by a writing signed by both parties. Until such time as this Agreement has been executed and subscribed by both parties hereto: (i) its terms and conditions and any discussions relating thereto, without any exception whatsoever, shall not be binding nor enforceable for any purpose upon any party; and (ii) no provision contained herein shall be construed as an inducement to act or to withhold an action, or be relied upon as such. This Agreement constitutes an integrated, written contract, expressing the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes any and all prior agreements and understandings, oral or written, between the parties, except as otherwise provided herein.

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10. Acknowledgement. Employee acknowledges that he: (a) has carefully read this Agreement in its entirety; (b) has been presented with the opportunity to consider it for at least twenty-one (21) days; (c) has been advised to consult and has been provided with an opportunity to consult with legal counsel of his choosing in connection with this Agreement; (d) fully understands the significance of all of the terms and conditions of this Agreement and has discussed them with his independent legal counsel or has been provided with a reasonable opportunity to do so; (e) has had answered to his satisfaction any questions asked with regard to the meaning and significance of any of the provisions of this Agreement; and (f) is signing this Agreement voluntarily and of his own free will and agrees to abide by all the terms and conditions contained herein.

11. Notices. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be delivered (i) personally, (ii) by first class mail, certified, return receipt requested, postage prepaid, (iii) by overnight courier, with acknowledged receipt, or (iv) by facsimile transmission followed by delivery by first class mail or by overnight courier, in the manner provided for in this Section, and properly addressed as follows:

If to the Company, to:	Appyea Inc. 777 Main Street, Suite 600 Fort Worth, TX 76102

With a copy to:

If to Employee to:	Douglas McKinnon 2104 Ridge Plaza, Castle Rock, CO 80108 doug@douglasmckinnon.com

With a copy to:

12.   Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties hereto have entered into this Agreement as of the 5th day of February 2020 and is effective on the Effective Date.

APPYEA INC.

By:	/s/ Todd Violette
Name: Todd Violette
Title: CEO

Employee:

By:	/s/ Douglas McKinnon
Douglas McKinnon

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